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                                                                    EXHIBIT 11.1
                                                                   -------------

                      THE PMI GROUP, INC. AND SUBSIDIARIES
                      COMPUTATION OF NET INCOME PER SHARE


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
                                                                      Three Months Ended                   Nine Months Ended
                                                                        September 30,                         September 30,
                                                               ------------------------------     --------------------------------
(In thousands, except  per share data)                             2000              1999               2000              1999
                                                               ------------     -------------     --------------     -------------

Basic net income per common share:

     Net income                                                     $69,256           $54,503           $194,225          $147,614
                                                               ============     =============     ==============     =============
     Average common shares outstanding                               44,213            44,774             44,240            44,963
                                                               ============     =============     ==============     =============
          Basic net income per common share                         $  1.57           $  1.22           $   4.39          $   3.28
                                                               ============     =============     ==============     =============
Diluted net income per common share:

     Net income                                                     $69,256           $54,503           $194,225          $147,614
                                                               ============     =============     ==============     =============
     Average common shares outstanding                               44,213            44,774             44,240            44,963
     Net shares to be issued upon exercise of
          dilutive stock options after applying
          treasury stock method                                         926               448                657               268
                                                               ------------     -------------     --------------     -------------
     Average shares outstanding                                      45,139            45,222             44,897            45,231
                                                               ============     =============     ==============     =============
          Diluted net income per common share                       $  1.53           $  1.21           $   4.33          $   3.26
                                                               ============     =============     ==============     =============
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